EXHIBIT 3

FOR IMMEDIATE RELEASE

NEW YORK, NY, USA, October 28th 2003.  - Hubei Pharmaceutical Group Ltd. (OTCBB:
HBEI) announces the appointment of Haihang (Peter) Miao as a director. Peter brings with him many years of successful executive level management and team building experience. His recent positions, prior to joining the company, include General Manager of a financial consulting company and principle of Guang Do Securities Corporation, Shanghai headquarters. Peter has considerable experience with public companies and excellent verbal and written communication skills in English, French and Chinese. He taught as a foreign language teacher at Shanghai University. Peter is stationed in China where he will oversee the company's joint venture interest as Managing Director of Hubei Pharmaceutical
Co. Ltd.   Peter served as a key member of the company's transition team and will now focus on moving the joint venture forward from a transitional stage to an operational one.

The company also announced today that it has accepted the resignation of Clint Cheng as a Director of the Company. Clint leaves with the appreciation of the board, to continue his work with International WEX Technologies Ltd. in Vancouver, B.C. Canada where he has been employed in a technical capacity for several years.

Further information about the corporate developments of the Company will be released in the near future including anticipated development milestones in relation to the Hubei Pharmaceutical Co. Ltd. joint venture.

On behalf of the Board of Directors,

Reid H.Y. Li
President


LEGAL NOTICE REGARDING FORWARD-LOOKING STATEMENTS
-------------------------------------------------

This press release may contain forward-looking statements, particularly as related to the business plans of the company, within the meaning of Section 27A of the Securities Act of 1933 and Sections 21E of the Securities Exchange Act of 1934 and are subject to the safe harbor created by these sections. Actual results may differ materially from the company's expectations and estimates.

For further information please contact:

Hubei Pharmaceutical Group, Ltd.
Corporate Communications Dept.
410 Park Avenue, 15th Floor
New York, NY 10222
Attn: Howard Milne
Tel: (604) 881-2899 ext 220
Fax: (604) 881-2892
e-mail: Howard@HBPharmaGroup.com


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